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Exhibit 5.3

[BÉLANGER SAUVÉ LETTERHEAD]

May 5, 2004

Québec
Ministère des Finances
12, rue Saint-Louis
Québec (Québec)
G1R 5L3

Dear Sirs:

        With reference to the proposed issue and sale by Québec to the underwriters (the "Underwriters") named in Schedule I to the Terms Agreement hereinafter mentioned of 4.875% Global Notes, Series PY (the "Notes"), to be dated May 5, 2004, to mature May 5, 2014, we have examined the following documents:

1.
a copy of Registration Statements Nos. 333-12082 and 333-13626 of Québec filed with the Securities and Exchange Commission (the "SEC") on June 2, 2000 and June 15, 2001, respectively (such Registration Statements and all materials incorporated therein by reference being hereinafter called the "Registration Statements");

2.
a copy of the prospectus dated June 19, 2001 forming part of the Registration Statements and all materials incorporated by reference therein (the "Prospectus") and of the prospectus supplement relating to the Notes and dated April 26, 2004 and all materials incorporated by reference therein (the "Prospectus Supplement");

3.
a signed copy of the Underwriting Agreement entered into between Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Capital Markets Corporation (formerly RBC Dominion Securities Corporation) and Scotia Capital (USA) Inc. and Québec dated December 11, 2003 (the "Underwriting Agreement") and a signed copy of the Terms Agreement dated April 26, 2004 (the "Terms Agreement") executed between Québec and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Representative of the Underwriters;

4.
a signed copy of the Fiscal Agency Agreement dated May 5, 2004 between Québec and JPMorgan Chase Bank (the "Fiscal Agency Agreement");

5.
a specimen of the Global Notes (as defined in the Fiscal Agency Agreement);

6.
copies of Orders in Council Nos 690-99, 1093-99, 43-2000, 792-2000, 384-2001 and 808-2002 adopted by the Gouvernement du Québec on June 16, 1999, September 22, 1999, January 19, 2000, June 21, 2000, April 4, 2001 and June 26, 2002, respectively, in relation to the Registration Statements and with respect to the authorization of the issue and sale of the Notes under Order in Council No 663-2003 adopted by the Gouvernement du Québec on June 18, 2003, as certified by an authorized representative of Québec as of the date hereof (collectively the "Orders in Council");

7.
a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a signed copy of a letter dated April 26, 2004 addressed to Mr. Michel Robitaille, Delegate General in New York, authorizing certain persons to sign on behalf of Québec all documents relating to the issuance and sale of the Notes, as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

8.
a signed copy of a letter dated December 11, 2003, addressed to Michel Robitaille, Delegate General in New York, authorizing certain persons to sign the Underwriting Agreement on behalf of Québec;

9.
a certificate, dated May 5, 2004, of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(g) of the Underwriting Agreement;

10.
a certificate of an authorized representative of the Ministère des Finances of Québec dated May 5, 2004 as to the delivery of the Notes and to the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Underwriting Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Notes were signed and delivered outside Québec;

11.
a certificate of the Assistant Secretary General of the Ministère des Finances of Québec dated December 11, 2003 as to authorized signatories of Québec, their titles and specimen signatures;

12.
a certificate of the Assistant Secretary General of the Ministère des Finances of Québec dated May 5, 2004 as to authorized signatories of Québec, their titles and specimen signatures;

        We have further examined the legislative authority under which it is proposed to issue and sell the Notes, and, in particular, the Financial Administration Act (Québec).

        We have further studied the Income Tax Act (Canada), the Taxation Act (Québec) and such other documents and questions of law as we have deemed necessary for the purposes of this opinion.

        Based on the foregoing, we advise you that, in our opinion:

  (a)
  all necessary action has been duly taken by or on behalf of Québec, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization by Québec of the Notes; and there are no laws of Canada applicable to any such authorizations, and no authorizations or approvals under the laws of Canada are necessary therefor;

  (b)
  the Notes have been duly authorized in accordance with the laws of Québec and the Orders in Council of the Gouvernement du Québec applicable thereto, and there are no laws of Canada applicable thereto;

  (c)
  under the applicable laws of Québec, the Notes, when executed, issued, authenticated and delivered in accordance with the Fiscal Agency Agreement, the Orders in Council and the Ministerial Order applicable thereto and against payment therefor pursuant to the Underwriting Agreement, the Terms Agreement and the Notes will have been duly executed, issued and delivered in accordance with the laws of Québec, and the Notes and the covenants therein contained will constitute valid, binding, unsecured and unconditional obligations of Québec, enforceable against Québec in accordance with their terms subject to the qualifications set forth in paragraph (d), and ranking equally among themselves and with all other debt securities of Québec and outstanding on the date hereof and the full faith and credit of Québec will be pledged for the payment of the principal of and interest (including any Additional Amounts as provided in the Notes) on the Notes and all funds required to make payment in respect of the Notes will be taken out of the Consolidated Revenue Fund of Québec;

  (d)
  Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Underwriting Agreement, the Fiscal Agency Agreement, the Terms Agreement and the Notes, subject to the following qualifications:

1.
the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

2.
the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment.

        We confirm to you our opinion as set forth under the headings "Tax Matters — Canadian Federal Income Taxation" and "Validity of the Notes" in the Prospectus Supplement and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references in the Prospectus to Desjardins Ducharme Stein Monast, as Counsel to Québec under the headings "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities" as if such references were to us. We further consent to the filing of this opinion with the Securities and Exchange Commission.

Yours very truly,
/s/ Bélanger Sauvé

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